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                                                                  Exhibit 10.20

                               RELEASE AGREEMENT

This Release Agreement (the "Agreement") is hereby entered into by and between Cognos Corporation (the "Company") and Terry Hall ("Employee" or "you"), for good and sufficient consideration as more fully described below, that:

  1. Employment Status. Your employment with the Company ceased as of December 10, 2003 (the "Termination Date"). Your regular salary also ceased as of the Termination Date. You will be paid for any earned but unused vacation days as of that date. Any entitlement you had or might have had under any Company-provided benefit plan, incentive program or practice terminated on the Termination Date, except as required by federal or state law or as otherwise described below.

  2. Mutual Release.

      (a) Employee Release. In exchange for the consideration described herein, which is in addition to anything of value to which you are already entitled, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise and forever discharge the Company Releasees (defined as the Company, its parent(s), affiliates, divisions, subsidiaries, successors and assigns, and its and their respective shareholders, officers, directors, employees, agents, representatives, and attorneys, in both their individual and official capacities) from any and all actions or causes of action, charges, suits, claims, complaints, obligations, contracts, liabilities, agreements, promises, debts and damages, of any kind or nature whatsoever, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity, which arise out of, and/or are related to, your employment with or separation from employment with the Company. You agree that this Release is all-encompassing and shall act as a full and total release of any claims that you have, may have, or ever had against the Company Releasees from the beginning of the world to the Effective Date of this Agreement, including, but not limited to, claims under any federal, state or local constitution, statute, ordinance, bylaw or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, creed, religion, sex, sexual harassment, sexual orientation, national origin, ancestry, marital status, pregnancy, childbirth or related medical conditions, disability, veteran status, military service or application for military service; any contract, whether oral or written, express or implied; any tort; and any common law.

      (b) You further agree to release and discharge the Company Releasees from any and all claims which might be made by any other person or organization on your behalf, and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to
Section 2(a).

      (c) Company Release. In exchange for the Employee Release contained in this Section 2, the Company and its parent(s), affiliates, divisions, subsidiaries, successors and assigns absolutely and unconditionally hereby release, remise and forever discharge you and your representatives, agents, estate, heirs, successors and assigns from any and all actions or causes of action, charges, suits, claims, complaints, obligations, contracts, liabilities, agreements, promises, debts and damages, of any kind or nature whatsoever, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity, from the beginning of the world to the Effective Date of this Agreement, which arise out of your employment with or separation from employment with the Company. Notwithstanding the foregoing, the Company may bring an action to enforce the terms of your Employment Agreement, dated December 3, 2001.

  3. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.

Since you are 40 years of age or older, you have been informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 ("ADEA") and you agree that:

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      (a) In consideration of the Company Release described in Section 2 hereof, which is in addition to anything of value to which you already may be entitled, you specifically waive such rights and/or claims to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

      (b) You understand that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived by you;

      (c) You hereby are and were advised of your right to consult with your counsel of choice prior to executing this Agreement and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in executing this Agreement;

      (d) You have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

      (e) In entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document;

      (f) When the Company presented you with this Agreement, you were informed that you have at least 21 days to review this Agreement and consider its terms before signing it; and

      (g) The 21-day period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

  4. Proprietary and Company Materials. By Termination Date, you will return to the Company all proprietary and Company information and materials, including but not limited to, documents, financial reports, memoranda, sales brochures, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, customer information and/or data, sales information, diskettes, intangible information stored on diskettes, business or marketing plans, reports, projections, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company. You agree that in the event that you discover any other Company or proprietary materials in your possession after the Termination Date, you will immediately return such materials to the Company.

  5. Non-Disparagement and Confidentiality. You agree not to misappropriate, divulge or communicate, directly or indirectly, any confidential and/or proprietary information, including trade secret information, of the Company or any third party associated with the Company. You further agree not to disparage the business, operations, technologies, products, services, marketing strategies, pricing policies, management, affairs and financial condition of the Company. You also agree that you shall not divulge or publish, directly or indirectly, any information whatsoever regarding the substance, terms or existence of this Agreement and/or any discussions or negotiations relating to this Agreement, to any person or organization other than your attorneys, accountants, financial advisors or members of your immediate family or persons at the Company with the Company's permission. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

  6. Representations.

      (a) This Agreement represents the complete and sole understanding between the parties concerning the subject matter hereof, and supersedes any and all other agreements and understandings, whether oral or written, concerning the subject matter hereof; provided that [the Employment Agreement between you and the Company, dated December 3, 2001, shall remain in effect pursuant to its respective terms. Nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding

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before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, notwithstanding this provision, you will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

      (b) This Agreement may not be modified, altered or rescinded except upon written consent of the Company and you. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

      (c) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of the successors and assigns of the Company.

  7. Effective Date. For a period of seven (7) days following your execution of this Agreement, you may revoke the Agreement and the Agreement shall not become effective or enforceable until the revocation period has expired.

  8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT, AND ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY, WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

-------------------------------        -------------------------------
Terry Hall                             Cognos Corporation
                                       By:
                                       Title:

Dated: ________________________        Dated: ________________________

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                        Waiver of 21-Day Review Period

I, Terry Hall, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Release Agreement, have had the opportunity to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated: ________________________        -------------------------------
                                       Terry Hall

Dated: ________________________        -------------------------------
                                       Witness

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